AMENDMENT TO

FUND PARTICIPATION AGREEMENT

AMONG

FEDERATED SECURITIES CORP., FEDERATED INSURANCE SERIES,

and

PHL VARIABLE INSURANCE COMPANY

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Fund Participation Agreement, dated July 15, 1999 (the “Agreement”), among Federated Securities Corp., Federated Insurance Series and PHL Variable Insurance Company as follows, effective as of December 22, 2009.

1. The following is hereby added to Exhibit B of the Agreement: Federated Prime Money Fund II.

2. Article X is hereby deleted and replaced in its entirety with the following:

Article X. Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Investment Company:

Federated Insurance Series

4000 Ericsson Drive

Warrendale, PA 15086-7561

Attn: John W. McGonigle

If to the Distributor:

Federated Securities Corp.

4000 Ericsson Drive

Warrendale, PA 15086-7561

Attn: John W. McGonigle

If to Contract Administration:

Contract Administration

Federated Investors

4000 Ericsson Drive

Warrendale, PA 15086-7561

If to PHL Variable Insurance Company,

PHL Variable Insurance Company

One American Row

Hartford, Connecticut 06102

Attn: General Counsel

3. All references to “Exhibit B” are hereby replaced by “Exhibit C” and the following is added as new paragraph 11.10:

11.10 Except as provided in this paragraph 11.10, this Agreement may be amended only by a writing signed by both parties. Distributor may amend Exhibit C from time to time by posting an amended Exhibit C on Distributor’s website. Any such amendment shall be effective as of the date indicated on the amended Exhibit C. Insurer may amend Exhibit A by mailing the amended Exhibit A to Federated Contract Administration at the address set forth above. Any such amendment shall be effective as of the earlier of (a) its receipt by Distributor or

(b) the date indicated on the amended Exhibit A.

Except as provided herein, the Agreement shall remain in full force and effect. This Amendment and the Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of this date, December 22, 2009.

FEDERATED SECURITIES CORP.

By:	/s/ Thomas E. Territ
Name:	Thomas E. Territ
Title:	President

FEDERATED INSURANCE SERIES

By:	/s/ John W. McGonigle
Name:	John W. McGonigle
Title:	Executive Vice President

PHL VARIABLE INSURANCE COMPANY

By:	/s/ Kathleen A. McGah
Name:	Kathleen A. McGah
Title:	Vice President